Exhibit 11.1
General Policy on Conduct in the Securities Markets
1.Introduction
1.1.BBVA Group is an international bank operating in several countries and encompassing a broad spectrum of cultures and regulations.
1.2.A range of objectives and values must be accommodated within this spectrum that are common to the entire financial community. The BBVA Group has adopted these as its own, deeming them to comprise a minimum base on which to maintain the professional ethics of a financial institution.
1.3.All those who are members of the BBVA Group must behave with integrity and responsibility, respecting applicable laws and regulations, with the prudence, transparency in business dealings and professionalism that correspond to the social impact of financial activity and the trust placed in the Group by customers and shareholders.
1.4.The Code of Conduct establishes the behavioural guidelines that we must follow in order to bring our conduct into line with the BBVA Group's values which define our identity and mark the attitudes that, applied on a daily basis by all those who work in the Group, enable us to make our Purpose a reality: to bring the age of opportunity to everyone.
1.5.This Policy is inspired by the Group's values and strategic priorities, which place integrity at the heart of all its activities as a fundamental element of the Group's corporate culture.
1.6.Among the behaviours that form part of the Group's values is that of always acting honestly, in accordance with the law, the rules and BBVA's policies ("We have integrity"), which includes the need to establish general guidelines for action to preserve the integrity of the markets, as well as standards aimed at preventing market abuse and guaranteeing transparency and competition in the markets.
1.7.This Policy, which applies to all BBVA Group employees, develops more specifically the conduct that must be observed in the securities markets, establishing the minimum standards to be respected in the prevention of market abuse, in relation to Inside Information, Market Manipulation, Conflicts of Interest in the area of market abuse and Own-Account Trading by persons within the BBVA Group. Its scope is therefore global.
1.8.In this regard, in each jurisdiction where the BBVA Group is present and carries out activities related to, or that are otherwise relevant to, the securities markets, this Policy must be complemented by a standard for this area (a Code or Internal Standards of Conduct), which will emanate from the Policy itself. This standard, inspired by the principles of the Policy which are configured as minimum standards of conduct, must develop them more specifically, adjusting them, where necessary, to the legal requirements of each jurisdiction. In no case shall the content of this Policy violate the applicable legal provisions; and in all cases BBVA Group employees must comply with applicable law.
1.9.Chapters 4 to 9 of the Policy contain general guidelines applicable to the conduct of all persons professionally linked to BBVA. Chapter 10 also includes more specific principles and criteria that will only apply under the terms and conditions specified in the local Code or Internal Standards of Conduct (ISC) and exclusively to those persons whose role or position in the BBVA Group makes them formally subject to said principles and conditions.
1.10.The content of this Policy shall prevail over any internal standards that may contradict it, except when said standards establish more stringent requirements for conduct.
1.11.Any doubts about how to interpret the Policy contents or that refer to how to resolve situations not specifically described herein, should be clarified by the Compliance unit.
1.12.In addition, it should be noted that a number of circumstances have changed the financial landscape over recent years. The increase of abusive conduct in the markets, technological changes and developments in the trading of financial instruments or other assets, as well as the emergence of new markets and products, have made it necessary to adapt this Policy to new situations such as the consolidation of remote working or the expansion of crypto-assets as an investment object.
1.13.As a result of its commitment to integrity and market transparency, the BBVA Group has updated this Policy to bring it into line with current legislation, best market practices and the Group's internal regulatory framework.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

2.Purpose and scope of application
2.1.Purpose
2.1.1.The Policy defines and sets out the principles and provisions to prevent market abuse and is the pillar of the Group's market abuse programme. The Policy develops more specifically the principles of conduct in the securities markets, establishing the minimum standards to be respected in relation to Inside Information, Market Manipulation, Conflicts of Interest in the area of market abuse and Own-Account Trading by the people who make up the BBVA Group.
2.2.Scope of application
2.2.1.This Policy shall apply to BBVA and to all the companies that constitute the BBVA Group over which the Bank has the management control (hereinafter, the Bank and all of them jointly, the "Affected Entities") and, consequently, to all its members, including employees, senior management and members of its governing bodies with the particularities indicated herein for the latter (hereinafter, "Involved Persons").
2.2.2.The scope of this Policy may be extended to entities (and consequently, their relevant persons) that do not belong to BBVA Group but provide investment services or engage in activities on securities markets in the name or on account of the Group (e.g. agents or providers of outsourced-services).
2.2.3.In addition, the provisions contained in this Policy shall apply to those financial instruments or other assets listed in this section, including the relevant financial instruments and other assets of any of the entities comprising BBVA Group (hereinafter Securities Affected)1.
2.2.3.1.This includes, but is not limited to, those financial instruments or other assets which are traded on a regulated market or other trading venues which, from time to time, fall within the scope of the applicable securities markets legislation, such as shares and bonds, as well as derivatives thereof, including options, futures, swaps, forward rate agreements and other derivative financial instrument contracts relating to securities, currencies, interest rates, commodities, emission allowances, weather variables, inflation rates or other official economic statistics, or crypto-assets (including those that are in the nature of financial instruments under applicable local law as well as crypto-assets as defined in section 2.2.3.2. below) that may be settled in cash, in kind or by physical delivery.
2.2.3.2.Likewise, crypto-assets which, due to their characteristics and nature, are susceptible to investment shall be understood to be included within the Securities Affected, a crypto-asset being understood to be the digital representation of a right, asset or security that can be transferred or stored electronically, using distributed registration technologies or other similar technology.

1 Notwithstanding the possibility for the Compliance Department, for justified reasons, to include other instruments or assets in the concept of Securities Affected or to exclude from the concept of Securities Affected some of those mentioned in this Policy.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

3.General Principles
3.1.BBVA conducts its business on the basis of the principles of:
■Integrity.
■Prudence in risk management.
■Transparency.
■Achievement of a profitable and sustainable business in the long term.
■Compliance with applicable legislation at all times.
3.2.In addition, within the scope of application of this Policy, BBVA develops more specifically the behaviors that must be observed in the securities markets and establishes the minimum standards to be respected in the prevention of market abuse, the general principles of which are as follows:
■The prohibition to prepare, carry out or attempt to carry out transactions with Inside Information, as well as the prohibition to unlawfully communicate Inside Information to third parties and to recommend or attempt to recommend to a third party to acquire or dispose of securities or to cause others to acquire securities or to cancel or modify orders already given on the basis of Inside Information.
■The prohibition of Market Manipulation.
■The identification, prevention and management of Conflicts of Interest that may generate a risk of market abuse.
■The actions of Involved Persons in their own account trading in the securities markets in compliance with the provisions of this Policy.
3.3.These principles will inspire the Internal Regulations emanating from this Policy.
3.4.To this end, the principles are, in turn, specified in the provisions contained in this Policy, which refer to:
■Provisions on the management of Inside Information, which establish its concept, the prohibitions on its use, the obligations of those Involved Persons who have Inside Information, the measures for the control of Inside Information, the exceptions that enable its use, as well as a reference to special activities.
■Provisions on the prohibition of Market Manipulation, which set out the activities and conduct that constitute Market Manipulation, as well as the exceptions and accepted practices.

Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

4.Inside Information
4.1.Definition of Inside Information
4.1.1.For the purposes of this Policy any information that meets the following requirements is considered to be Inside Information:
4.1.1.1.Of a precise nature.
4.1.1.2.That has not been made public.
4.1.1.3.That refers directly or indirectly to one or more issuers or one or more financial instruments or their derivatives
4.1.1.4.That if it were made public, would be likely to have a significant effect on the price of these instruments or the derivative instruments related to them.
4.1.2.Information on derivative financial instruments related to commodities is considered Inside Information when it meets the following requirements:
4.1.2.1.Of a precise nature.
4.1.2.2.That has not been made public.
4.1.2.3.That refers directly or indirectly to one or more of these derivative financial instruments or directly to a spot contract on commodities related to them.
4.1.2.4.That if it were made public, would be likely to have a significant effect on the prices of these derivative instruments or spot commodity contracts related to them, provided that it is information that could reasonably be expected to be made public or that has to be made public
4.1.3.With respect to emission allowances or auctioned products based on these rights, it is information of a precise nature that has not been made public, that refers directly or indirectly to one or more of these financial instruments, and that if it were made public, could significantly influence the price of these instruments or derivative financial instruments related to them.
4.1.4.Inside information also includes non-public information that a reasonable investor would consider as important in deciding whether to buy or sell a security and any other information which may be considered to be inside information according to any applicable law.
4.1.5.Without prejudice to the foregoing sections, and by way of clarification but not limitation, Inside Information often affects the following:
4.1.5.1.A company’s profit and loss account.
4.1.5.2.Extraordinary changes to the company’s profit and loss account or changes to earnings guidance which has been made public.
4.1.5.3.Transactions that may be carried out by the company, e.g. capital increases or securities issues.
4.1.5.4.Significant mergers or acquisitions.
4.1.5.5.Circumstances which could lead to litigation, disputes or sanctions which may have a significant effect on the expected results.
4.1.5.6.Decisions taken by the authorities prior to these being made public.
4.1.5.7.Information on significant orders to purchase or sell specific securities.
4.1.5.8.Agreements on treasury stock policy, implementation of buy-back programmes or securities stabilisation measures.
4.1.5.9.Other facts or similar situations.
4.1.6.With respect to persons in charge of executing orders related to negotiable securities or financial instruments, Inside Information shall also be considered as any information supplied by customers or by other persons acting on the
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

client’s behalf or information known by virtue of management of a proprietary account or of a managed fund, in connection with their own pending orders in compliance with the requirements of paragraphs 4.1.1 to 4.1.4.
4.1.7.Information shall cease to be considered Inside Information when it is made public through the mechanisms provided for under applicable local law or when it loses its relevance and, therefore, the possibility of influencing the price of the Securities Affected.
4.2.Prohibitions
4.2.1.In order to foster the integrity and transparency of markets, any person who has Inside Information and knows, or should know, that it was information of this type, is prohibited from carrying out the following actions:
4.2.1.1.Engage or attempt to engage in Own-Account Trading on those securities, financial instruments or assets to which the Inside Information directly or indirectly refers, or on any other security, financial instrument, asset or contract of any kind, whether or not negotiable on any secondary market, that has underlying negotiable securities, financial instruments or assets, to which the information is related. It is also prohibited to cancel or modify an order that has been issued before knowledge of the Inside Information.
4.2.1.2.Disclose Inside Information to third parties, except: (a) in the normal exercise of one’s work, profession or position; or (b) in the case of accepted exceptions by current legislation, such as the case of a market sounding, through which information is provided to potential investors in a transaction, in compliance with legally established requirements.
4.2.1.3.Recommend or attempt to recommend a third party to acquire or assign securities, or financial instruments or assets, or make others acquire them, or cancel or modify orders already issued based on Inside Information.
4.3.Obligations
4.3.1.Any person who has any Inside Information due to their functions in BBVA Group shall be subject to the following duties to prevent it being used abusively or unfairly:
4.3.1.1.Notify the possession of the Inside Information to the corresponding Compliance unit as soon as possible.
4.3.1.2.Use Inside Information only for the purposes of the transaction or functions for whose operation or development it has been transmitted.
4.3.1.3.Safeguard Inside Information, adopting the appropriate measures developed in the section 5.3 to prevent its abusive or unfair use, without detriment to the duty to communicate and collaborate with the administrative or judicial authorities envisaged in the applicable regulations.
4.4.Exceptions
4.4.1.The mere possession of Inside Information does not mean that that person has unlawfully used it.
4.4.2.There are a number of exceptions that allow the use or communication of Inside Information, in certain circumstances:
4.4.2.1.Legitimate behaviours:
4.4.2.1.1.Act either as a market maker, a person authorized to act as a counterparty or one authorized to execute orders on account of third parties;
4.4.2.1.2.Carry out a transaction to acquire, transmit or assign financial instruments, and this transaction is carried out in good faith in compliance with a -due obligation, and when this obligation derives from an order given or in compliance with a legal provision;
4.4.2.1.3.Having obtained such Inside Information in the course of a takeover bid or merger with a company and using such Inside Information for the sole purpose of carrying out the transaction, provided that at the time of the approval of the merger or acceptance of the bid by the shareholders of the company concerned any Inside Information has become public or has ceased to be Inside Information.
4.4.2.2.Market soundings:
4.4.2.2.1.In addition, there are situations in which, subject to compliance with the requirements set out in the applicable regulations in force, communication of Inside Information is permitted. This is the case of market soundings, in which there may be a communication of Inside Information prior to the announcement of a transaction, by an issuer, a secondary offeror of a financial instrument, and emission allowance participant, or a third party acting on behalf the
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

aforementioned persons, for one or more potential investors, before the announcement of a transaction, if any, to assess their interest in the said transaction.
4.4.2.3.Exemption for buy-back programmes and stabilization measures:
4.4.2.3.1.Finally, the prohibitions mentioned in paragraph 4.2.1 above shall not apply to trading in own shares in buy-back programmes, or to trading in securities or associated instruments for the stabilisation of securities in the circumstances provided for by the regulation on market abuse. These activities are regulated by specific rules in each jurisdiction.
4.5.Special activities
4.5.1.Involved Persons who engage in or are in any way involved in activities such as the stabilization of securities in public offerings, the execution of liquidity contracts on the issuer’s own shares, market soundings, financial analysis, the issuance or dissemination of investment recommendations, discretionary treasury stock trading, activities relating to financial benchmarks - such as their administration, design, use or contribution to them - or trading in own shares and securities lending, should take into account that there may be additional rules and specific internal regulation that apply to them.
4.5.2.In these cases, the Compliance unit or another unit appointed to do so shall communicate directly to such persons the internal regulations that apply to them.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

5.Control of Information
5.1.Objectives of the control of information and information barriers
5.1.1.Every BBVA Group entity must establish the necessary measures in order to:
5.1.1.1.Prevent uncontrolled flow of Inside Information between different Areas or Units of the BBVA Group.
5.1.1.2.Ensure that decisions related to the Securities Markets are made autonomously within each Area or Unit.
5.1.1.3.Control occurrence and existence of potential Conflicts of Interests in the area of market abuse.
5.1.2.In order to achieve the above objectives, where applicable, a series of mitigation measures and procedures called Information Barriers shall be established, as described below.
5.2.Separate Areas and other group areas
5.2.1.Separate Areas or restricted areas of activity shall be established for each of the employees, Units and/or Areas of the BBVA Group where own portfolio management, third-party portfolio management, financial analysis, investment banking, brokerage in negotiable securities and financial instruments, contribution to financial indices, and any other areas that have access to Inside Information with a certain frequency, are carried out.
5.2.2.The status of a Separate Area implies the establishment of stricter Information Barriers between each Separate Area and the rest of the organization and between each of the Separate Areas, which shall in all cases include measures of physical separation and/or procedural controls specifically designed to ensure the compliance of the objectives indicated in paragraph 5.1.1 above.
5.3.General measures for the protection of Information
5.3.1.In addition to the general duty of confidentiality applicable to non public information that Involved Persons access in pursuit of their duties or position, any Involved Person who has access to Inside Information must safeguard it, ensuring its appropriate protection and avoiding inappropriate access to persons who, although belonging to the same Area or Unit, should not access it.
5.3.2.In this regard, at least the following measures shall be established at area or unit level:
5.3.2.1.A location and identification procedure of the Securities Affected in respect of which it is in possession of Inside Information and all persons in possession of such information. The corresponding Compliance unit shall use these to maintain Lists of Prohibited Securities and Insiders.
5.3.2.2.Security measures to ensure that the hardware containing the Inside Information (papers, files, digital storage formats, etc.) is not open to uncontrolled access by outsiders.
5.3.2.3.Measures aimed at limiting the knowledge of projects and operations containing Inside Information strictly to those persons, internal or external to the organization, which is indispensable for proper implementation of the project, denying access to any person that should not know such information in the pursuit of their duties.
5.3.2.4.In this area, Involved Persons shall take into account the following special measures:
5.3.2.4.1.No aspect of the projects or transactions that contain Inside Information may be commented upon in public places or in those areas where there is a risk of being overheard by persons who should not know this information.
5.3.2.4.2.Conference rooms must be checked before and after meetings to ensure that no documents containing confidential information remain behind.
5.3.2.4.3.Extreme caution must be taken when using unprotected media, e.g. mobile phones, unrestricted shared network resources or email. In particular, information must not be sent to terminals that are unmanned at time of sending or to which outsiders could have access.
5.3.2.4.4.Insofar as possible, temporary staff should not have access to Inside Information.
5.3.2.4.5.When communicating with a person who is part of a Separate Area, they shall do so following those guidelines and procedures established in internal regulations in order to control the flow of Inside Information.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

5.3.2.5.The safeguard measures mentioned in the previous sections shall be applicable regardless of the type of work -office, corporate workplace, remote work, etc.- established at any given time, adapting and assimilating them to the environment in which the Involved Person to such measures performs his or her duties or functions at BBVA.
5.4.Additional measures to control Information
5.4.1.The Internal Standards of Conduct in each jurisdiction shall outline specific measures to follow at all times for the purposes of ensuring a controlled flow of Inside Information and independent decision-making related to the provision of investment services or the performance of activities in the field of investment markets of listed securities.

Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

6.Market Manipulation
6.1.Introduction
6.1.1.Market Manipulation undermines the confidence of participants in the markets and their proper operation. Avoiding Market Manipulation is an indispensable requirement in the BBVA Group, as part of its commitment to foster integrity and transparency in the markets in which it operates. All Involved Persons are bound to refrain from engaging in such practices.
6.1.2.Market Manipulation includes the following activities and behaviours:
6.2.Prohibited activities2
6.2.1.Entering or attempt to entering into a transaction, placing an order to trade or any other conducts which:
6.2.1.1.Gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument, a related spot commodity contract or an auctioned product based on emission allowances; or
6.2.1.2.Secures, or is likely to secure, the price of one or several financial instruments, a related spot commodity contract or an auctioned product based on emission allowances.
6.2.2.Entering into a transaction, placing an order to trade or any other activity or behaviour which affects or is likely to affect the price of one or several financial instruments, a related spot commodity contract or an auctioned product based on emission allowances, which employs a fictitious device or any other form of deception or contrivance;
6.2.3.Disseminating information through the media, social media, internet or by any other means, which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument, a related spot commodity contract or an auctioned product based on emission allowances or secures, or is likely to secure, the price of one or several financial instruments, a related spot commodity contract or an auctioned product based on emission allowances, including the spread of rumours, where the person who made the spread knows or may know that that information is false or misleading.
6.2.4.Transmitting false or misleading information or providing false or misleading inputs in relation to a benchmark where the person who made the transmission or provided the input knew or ought to have known that it was false or misleading, or any other behaviour which manipulates the calculation of a benchmark.
6.3.Prohibited behaviours
6.3.1.The conduct by a person, or persons acting in collaboration, to secure a dominant position over the supply of or demand for a financial instrument, related spot commodity contracts or auctioned products based on emission allowances which has, or is likely to have, the effect of fixing, directly or indirectly, purchase or sale prices or creates, or is likely to create, other unfair trading conditions.
6.3.2.The buying or selling of financial instruments, at the opening or closing of the market, which has or is likely to have the effect of misleading investors acting on the basis of the prices displayed, including the opening or closing prices;
6.3.3.The placing of orders on a trading venue, including the cancellation or modification of orders, through any available trading methods, including electronic means, such as algorithmic and high-frequency trading strategies that:
6.3.3.1.disrupts or delays the operation of the trading facility used on the trading venue, or makes it more likely to do so,
6.3.3.2.makes it difficult or more likely to make it difficult for others to identify genuine orders on the trading venue's trading facility, in particular by entering orders that result in overloading or destabilising the order book, or
6.3.3.3.creates, or is likely to create, a false or misleading signal about the supply and demand or the price of a financial instrument, in particular by issuing orders to initiate or exacerbate a trend;
6.3.4.Taking advantage of occasional or regular access to traditional or electronic media, including social media, to express an opinion or disseminate an investment recommendation on a financial instrument, related spot commodity contract or auctioned emission allowance-based product (or, indirectly, on the issuer thereof) after having taken positions in that instrument, contract or auctioned emission allowance-based product, and then to take advantage of the effects that
2 Regulation M adopted by the SEC generally restricts the BBVA Group and its directors and officers of BBVA, from purchasing BBVA shares, including as part of a share repurchase programme, during certain periods while a distribution (as defined in Regulation M) of BBVA shares or securities convertible, exchangeable or exercisable for BBVA shares, such as a public offering of such securities, is taking place.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

the views expressed have on the price of that instrument, contract or auctioned emission allowance-based product, without having simultaneously disclosed the Conflict of Interest to the public in an adequate and effective manner;
6.3.5.The buying or selling on the secondary market of emission allowances or related derivatives prior to the auction held with the effect of fixing the auction clearing price for the auctioned products at an abnormal or artificial level or misleading bidders bidding in the auctions.
6.4.Exceptions and accepted practices
6.4.1.Market Manipulation is a prohibited practice. However, there are a number of exceptions to this prohibition and accepted practices by the law applicable in each jurisdiction.
6.4.2.In order to avoid unintentionally prohibiting legitimate forms of financial activity, i.e. where there is no market abuse, it is necessary to recognise certain legitimate conduct. This may include, for example, recognising the role of market makers when acting in their legitimate capacity to provide liquidity to the market, or the execution of buy-back programmes and the stabilisation of securities in public offerings, or discretionary trading of treasury stock, among other exceptions.
6.4.3.In addition to the above exceptions, there are certain accepted market practices, for example, liquidity contracts, which are those where the person executing the transaction, giving the order to trade or otherwise engaging in conduct demonstrates that the reasons for the transaction, order or conduct are legitimate and that it is in accordance with accepted market practices. Involved Persons engaging in accepted market practices shall be governed by the criteria established by the competent authorities in each jurisdiction.
6.5.Special activities
6.5.1.Involved Persons who carry out or are in any way involved in activities such as the execution of repurchase programmes, the stabilisation of securities in public offerings, the execution of liquidity contracts on an issuer's own shares, financial analysis, the issuance or dissemination of investment recommendations, discretionary trading of treasury stock or trading in own shares and securities lending, or activities relating to financial benchmarks -such as their administration, design, use or contribution to them-, among others, should take into account that there may be additional rules and specific internal regulation that apply to them.
6.5.2.In these cases, the Compliance unit, or another appointed to do so, shall directly notify said persons of the specific rules that are applicable.
6.6.Restricted securities
6.6.1.BBVA's participation in certain projects sometimes entails, especially in the area of investment banking services (public offerings, mergers and acquisitions, financing projects, etc.), the imposition of certain additional restrictions to those described in the previous points, which may limit the activity of different areas or units of the Group in relation to certain marketable securities or financial instruments. These restrictions have their origin in regulatory requirements or commitments assumed by the Group of a contractual or similar nature and their objective is none other than to prevent market abuse.
6.6.2.BBVA has an internal procedure for restricted securities that establishes which projects require the application of restrictions, and whose purpose is to reinforce the BBVA Group's information barriers, mitigate real or perceived Conflicts of Interest in the area of market abuse, prevent transactions that may pose a risk to the BBVA Group's reputation, and comply with current regulations. The Head of the area or unit that carries out projects in line with those established in said procedure, and which therefore require the implementation of restrictions within the Group, must inform the Compliance unit of such projects, as established in the Global Restricted Securities List Procedure.
6.6.3.These restrictions may therefore entail limitations on Own-Account Trading for certain groups, as well as limitations on the activities carried out by employees within the Bank in each of the jurisdictions affected, and it is the responsibility of the Compliance unit to establish them in each case, with the participation of the Heads of the areas or units, when required, in order to identify the employees who carry out the activities that may be limited in each case.

Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

7.Conflicts of Interests in the context of market abuse
7.1.Concept
7.1.1.In accordance with the Group's General Conflicts of Interests Policy, a "Conflict of Interest" shall be considered to be a situation in which an Involved Person3, acting personally or on behalf of the Affected Entity, has two conflicting interests that may adversely affect the performance of his or her duties and responsibilities with respect to the BBVA Group.
7.1.2.The purpose of this Chapter is to develop the principles set out in the General Conflicts of Interest Policy regarding the prevention of market abuse. The multiple range of activities that the Group carries out simultaneously in the securities markets, as well as the different family, economic, professional or any other type of relationships of the Involved Persons, generate the possibility that, under certain circumstances, Conflicts of Interest may arise that may materialise in a risk of market abuse.
7.2.Identification, prevention and management of Conflicts of Interest
7.2.1.The variety of activities and functions carried out in the sphere of securities markets within the BBVA Group means that under certain circumstances Conflicts of Interest may arise between different areas of the BBVA Group itself, as well as between customers and the BBVA Group itself, including its managers, employees, agents or persons directly or indirectly linked to it by a relationship of control, which may give rise to a risk of market abuse.
7.2.2.Within each Area or Unit, all activities related to securities market operations that may give rise to the appearance of Conflicts of Interest deriving in a risk of market abuse shall be identified for their proper management and mitigation, including activities such as the stabilisation of securities in public offerings, the execution of repurchase programmes, the execution of liquidity contracts on an issuer's own shares, market research, financial analysis, the issuance or dissemination of investment recommendations, discretionary trading of treasury shares, activities related to financial benchmarks -such as their administration, design, use or contribution to them- or trading in own shares and securities lending.
7.2.3.When necessary and in order to ensure that decisions are taken autonomously within each Area or Unit and to prevent the appearance of potential Conflicts of Interest, certain mitigating measures shall be adopted, including the implementation of information barriers, the establishment of organisational and remuneration measures or other measures aimed at preventing the improper exchange of information between persons, Areas or Units involved in activities entailing a significant risk of market abuse.
7.2.4.The management and mitigation of Conflicts of Interest that may arise in the performance of the activities mentioned in the present section, as well as other areas that may generate a risk of market abuse, will be developed through specific internal regulations established to regulate each activity.
7.3.Statement of potential Conflicts of Interest
7.3.1.All Involved Persons must report to their hierarchical superior and to the Compliance unit , as soon as it is perceived and prior to the execution of the transaction or conclusion of the business, any situation or circumstance that entails, or may entail, the appearance of a potential Conflict of Interest related to the securities markets, which could generate a potential risk of market abuse and which could therefore compromise their professional objectivity.
7.3.2.The situations indicated in the previous paragraph may include, for example, the economic and family ties of the Involved Person.

3 For the purposes of the General Policy on Conflicts of Interest, an Involved Person is considered to be "all members of the Affected Entities, including employees, senior managers and members of their management bodies", and therefore all Persons Subject by this Policy are included in this group.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

8.Definition of Own-Account Trading
8.1.Own-Account Trading refers to transactions over Securities Affected undertaken by or on behalf of Involved Persons, outside the scope of their activities by virtue of their tasks within the BBVA Group, as well as those transactions carried out by the Involved Persons on behalf of their Related Persons.
8.2.The following are Related Persons:
8.2.1.Persons in a family relationship: Those natural persons inside and outside the family circle, in respect of whose assets they have powers of management, either by virtue of a legal rule or by virtue of a contract.
8.2.2.Persons with whom the Involved Person has close links: Those legal persons controlled by the person himself or by his Related Persons.
8.3.Consequently, and without prejudice to what may be established by local legislation, the following shall be considered as Related Persons, at least: the spouse or any person united to the Involved Person by a relationship of analogous affectivity, the children or stepchildren, minors or adults, who are economically dependent on the Involved Person, any other family member with whom the Involved Person has lived for at least one year, persons whose relationship is such that they have a significant direct or indirect interest direct or indirect, significant interest in the result of the Involved Person's Own-Account Trading4, the companies effectively controlled by the Involved Person and/or any of their Related Persons and any other natural or legal person on whose behalf the Involved Person carries out transactions in Securities Affected.

4 No interest shall be deemed to exist for the mere collection of fees or commissions due for the execution of such transactions.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

9.General restrictions applicable to Own-Account Trading
9.1.To ensure that the Own-Account Trading of Involved Persons are in accordance with applicable legal regulations and to promote transparency in the markets and to preserve, at all times, the interests of investors, the following performance principles are set out which must be followed by all Involved Persons when purchasing and/or selling securities to their own account.
9.2.Involved Persons shall not carry out Own-Account Trading in Securities Affected:
9.2.1.That involves improper use of Inside Information under the provisions stipulated in section 4.2.1.1 of this Policy.
9.2.2.Involving the preparation or performance of practices that constitute Market Manipulation, under the terms provided for in the applicable regulations and this Policy.
9.2.3.That involves improper use or disclosure of confidential information.
9.2.4.That enter or may enter into conflict with an obligation of the entity under current legislation on the securities market.
9.3.They must also refrain from advising, recommending or assisting another person, regardless of the normal performance of their work to carry out a transaction with Securities Affected that, if it were an Own-Account Trading, would be prohibited in accordance with what is established in paragraph 9.2 above.
9.4.Except in the normal course of their work, (and in such case, only to the extent permitted by this Policy and any applicable legislation), they must refrain from communicating any information or opinion to third persons where it is suspected that, as a result of such information or opinion, the third person in question could perform or advise or assist another person to perform any of the actions described in the previous paragraphs.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

10.Restrictions applicable to Own-Account Trading by certain Involved Persons specifically subject to Internal Standards on Conduct in Securities Markets
10.1.Within the Group’s entities, the group of Involved Persons who, because of their position or role, shall be specifically subject to Internal Standards of Conduct approved by each jurisdiction (hereinafter Persons Subject).
10.2.Among other matters, this group of Persons Subject shall be subject, at least, to the additional restrictions mentioned below, as well as to any other restrictions contained in the Internal Standards of Conduct applicable to them or its implementing regulations.
10.3.The Related Persons of the Members of the Boards of Directors of the Entities Subject to the Internal Standard of Conduct and those of Senior Management members shall be subject to the same restrictions that apply to the Person Subject. The Compliance unit may determine that the Related Persons of other groups of the Persons Subject are also subject to the same restrictions that apply to the Person Subject, with prior notification to the affected Persons Subject.
10.4.The following are general restrictions that all Internal Standards of Conduct in BBVA Group should contain:
10.4.1.Continuously maintain their respective Compliance unit informed of any Own-Account Trading made on those Securities Affected that have been identified.
10.4.2.Maintain in their portfolio, prior to disposal or cancellation, the BBVA securities or derivative instruments whose underlying security is BBVA for a minimum period of twenty stock-exchange trading sessions
10.5.The Internal Standards of Conduct shall describe the additional restrictions of a special nature (prior notification or authorisation of Own-Account Trading, minimum holding periods, restrictions on BBVA Group securities in limited periods prior to the publication of financial statements, etc.) that may be imposed on certain groups of Persons Subject.

Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

11.Governance and monitoring model
11.1.This Policy was approved by the BBVA Board of Directors on 24 October 2025, following analysis by the Risks and Compliance Committee, and will come into force on 24 October 2025. This Policy will be applicable until the Board of Directors agrees to amend it or approve a new one to replace it.
11.2.The Policy has been drafted and coordinated by the Global Compliance unit with the collaboration of the local Compliance units, Legal Services and the General Secretary's Office within the scope of their respective competences.
11.3.The person responsible for the global area of Regulation & Internal Control will be responsible for this Policy at the executive level. As such, he or she will be charged with submitting the Policy for approval, publishing it and promoting awareness of it on the part of Involved Persons to it, and, where appropriate, extending it to the applicable subsidiaries within the BBVA Group.
11.4.The person responsible for the Policy will know its degree of application, based on the information provided by those responsible for the areas to which it applies, and will adopt any necessary measures in the event it is not being applied properly, reporting this accordingly.
11.5.For their part, those responsible for the areas affected by the Policy will provide, in their respective areas of responsibility and where appropriate, sufficient means, systems and organisation to facilitate its compliance.
11.6.In order to comply with the obligations to detect and report suspicious transactions of market abuse to the competent authorities to which the Group is subject in accordance with the regulations in force, Involved Persons must cooperate with Compliance, providing the information required to them in the framework of an investigation process, as well as guaranteeing the confidentiality of the process. In this regard, Compliance shall be responsible for providing the necessary guidelines to those Involved Persons whose collaboration is required, as well as for resolving any doubts that may arise during the investigation process.
11.7.The degree of compliance with this Policy and the development thereof will be monitored in accordance with the Internal Control Model. The various control functions of the BBVA Group will cooperate actively and regularly in the supervision of the application of this Policy, in accordance with the powers vested in them.
11.8.The Board of Directors, as the Company's highest supervisory body, shall supervise the application of the Policy, either directly or through the Risks and Compliance Committee, on the basis of the periodic or ad hoc reports received from the heads of the Compliance unit of the Regulation and Internal Control area, from the Internal Audit area and, where appropriate, from the heads of the different control functions existing in BBVA.
11.9.At least once a year, or upon the occurrence of any event requiring changes to this Policy, the Global Compliance unit shall review it and submit for the consideration of the Bank's corporate bodies such updates and amendments as may be deemed necessary or advisable from time to time.
11.10.Any failure to comply with the provisions of this Policy or other Internal Regulations that develop it may lead, in the case of Involved Persons, to the initiation of disciplinary proceedings and even to the termination of the employment or commercial relationship, in accordance with applicable legislation.
11.11.Any persons having knowledge, an indication or a suspicion of an action or situation related to the Company which, although not within the scope of their responsibility, may contravene this Policy, the Internal Regulations implementing the same or established values and guidelines must communicate such matter through the appropriate channels, which include, in all cases, the Whistleblowing Channel as per the steps specified in the Code of Conduct.
Glossary
BBVA, the Company or the Bank: Banco Bilbao Vizcaya Argentaria, S.A., as the parent company of the BBVA Group.
BBVA Group: An international financial group comprised of BBVA, as the parent company, and other legally distinct companies and branches, principally dedicated to the performance of banking activities and other activities directly or indirectly related thereto.
Conflicts of Interest: a "Conflict of Interest" is a situation in which an Involved Person, acting personally or on behalf of the Affected Entity, has two conflicting interests that may adversely affect the performance of his or her duties and responsibilities with respect to the BBVA Group.
Entity Subject: BBVA and all companies that constitute the BBVA Group over which the Bank has the management control.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Information Barriers: A series of mitigation measures and procedures aimed at: i) preventing the uncontrolled flow of Inside Information between the different Areas or Units that make up the BBVA Group; ii) ensuring that decisions to be adopted in the Securities Markets are taken autonomously within each Area or Unit; and iii) controlling the appearance and existence of potential Conflicts of Interest in the area of market abuse.
Internal Standards of Conduct: Standard (Code or Internal Standards of Conduct) that emanates from the Policy and that more specifically develops the principles set out in the Policy, conforming to the legal requirements of the jurisdiction where appropriate.
Involved Person: all members of BBVA and all of the companies that make up the BBVA Group over which the Bank has management control.
Market Manipulation: Includes all those prohibited activities and prohibited conduct listed in sections 6.2. and 6.3. of this Policy.
Persons Subject: a specific group of Involved Persons who, by virtue of their position or function, are specifically subject to the Internal Standards of Conduct issued in each jurisdiction.
Securities Affected: those financial instruments or other assets to which the provisions contained in this Policy apply.
Separate Areas: Separate or restricted areas of activity shall be established for each of the employees, Units and/or Areas of the BBVA Group where own portfolio management, third-party portfolio management, financial analysis, investment banking, brokerage in negotiable securities and financial instruments, contribution to financial indices, and any other areas that have access to Inside Information with a certain frequency, are carried out.
Corporate Policy on Conduct in the Securities Markets
WARNING: The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.